SIGNET REPORTS FIRST QUARTER FINANCIAL RESULTS

Earnings per Share $1.20, up 6.2%; Adjusted Earnings per Share $1.29, up 14.2% Total Sales Increase 6.3%, Same Store Sales Increase 3.3%

HAMILTON, Bermuda, May 22, 2014 – Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and the UK, today announced its results for the 13 weeks (“first quarter Fiscal 2015”) ended May 3, 2014.

Highlights		First Quarter Fiscal 2015

·	Total sales	up 6.3%
·	Same store sales	up 3.3%
·	Operating income	$150.7 million, up 5.5%
·	Diluted earnings per share (“EPS”)	$1.20, up 6.2%

·	Operating income, excluding acquisition related costs	$159.1 million, up 11.4%
(“adjusted”)
·	Adjusted EPS	$1.29, up 14.2%

Mike Barnes, Chief Executive Officer, commented: “We delivered a very strong first quarter with increases of 6.3% in total sales, 3.3% in same store sales and 14.2% in adjusted EPS. Positive momentum at our UK division continued with same store sales of 4.1% and a significant improvement in profitability. US division same store sales increased 3.2%, with a solid performance by both Kay and Jared. We were very pleased with our quarterly results, which were driven by the excellent execution of our associates and resilient customers who shopped our great merchandise offerings. I would like to thank all Signet associates for their contributions to these results.

We remain pleased with our performance for the first several weeks of May, including Mother’s Day. Customers have responded favorably to our new products and fresh collections, particularly in fashion jewelry. While we expect to end the quarter with mid single digit comps, our performance in the second quarter to date has actually been higher than that including a strong Mother’s Day. Our team’s consistent ability to execute our initiatives by focusing on our competitive strengths leaves us well-positioned to achieve our objectives this year.

On May 29, Zale shareholders will vote on our proposed acquisition. We believe our offer provides compelling and immediate value to Zale stockholders while eliminating business execution risk. We encourage all Zale stockholders to support the transaction.”

Second Quarter Fiscal 2015 Guidance:

Signet is providing guidance for its current business, including the expected acquisition and financing related costs it will incur.

·	Second quarter comparable store sales are expected to increase 3% to 5%.

·	Second quarter adjusted EPS is expected to be $0.95 to $1.01, an increase of 13.1% to 20.2%. Acquisition costs are anticipated to impact EPS by $(0.15) to $(0.13) and financing costs are expected to impact EPS by approximately $(0.10), resulting in second quarter EPS of $0.70 to $0.78 based on an estimated 80.2 million weighted average common shares outstanding. The potential Zale Corporation (“Zale”) acquisition will result in the realization of incremental expenses. These expenses will primarily be transaction-related costs, i.e.: advisor fees for legal, tax, accounting and consulting expenses, and financing fees incurred to support the new capital structure.

·	Full year capital expenditures for Signet continue to be forecast in the range of $180 million to $200 million, and include costs related to: (i) the opening of 75 to 85 new Kay and Jared stores, (ii) store remodels, and (iii) digital and information technology infrastructure.

First Quarter Fiscal 2015 Sales Highlights:

Total sales were $1,056.1 million, up $62.5 million or 6.3%, compared to $993.6 million in the 13 weeks ended May 4, 2013 (“first quarter Fiscal 2014” or “prior year first quarter”). Same store sales increased 3.3% compared to an increase of 6.4% in the first quarter Fiscal 2014. eCommerce sales were $38.7 million compared to $31.1 million in the first quarter Fiscal 2014, up $7.6 million or 24.4%.

·	In the US division, total sales were $903.5 million (first quarter Fiscal 2014: $857.2 million), up $46.3 million or 5.4%. Same store sales increased 3.2% compared to an increase of 8.1% in the first quarter Fiscal 2014. Sales increases were driven primarily by fashion diamonds, bridal brands and watches. The number of merchandise transactions increased in both Kay and Jared and the average merchandise transaction value increased slightly in Kay and declined in Jared. The decline in the average merchandise transaction value in Jared was driven primarily by sales mix, including higher bead sales. Signet launched 18 new Jared Vault stores in outlet centers, which were converted from Ultra, and expects to convert another 13 in the second quarter. eCommerce sales in the US were $30.9 million compared to $25.6 million in first quarter Fiscal 2014, up $5.3 million or 20.7%.

·	In the UK division, total sales were $151.7 million (first quarter Fiscal 2014: $135.0 million), up $16.7 million or 12.4%. Same store sales increased 4.1% compared to a decrease of 2.3% in the first quarter Fiscal 2014. Sales increases in the first quarter were driven primarily by fashion jewelry, bridal brands and fashion watches. The number of merchandise transactions increased primarily due to beads and gold jewelry in H.Samuel and fashion watches in Ernest Jones. The average merchandise transaction value declined primarily driven by sales mix. eCommerce sales in the UK were $7.8 million compared to $5.5 million in first quarter Fiscal 2014, up $2.3 million or 41.8%.

	Sales change from previous year

			Total sales
First Quarter	Same	Non-same	at constant	Exchange	Total
Fiscal 2015	store	store sales,	exchange	translation	sales as	Total sales
	sales¹	net²	rate³	impact³	reported	(in millions)

Kay	4.2%	3.1%	7.3%	—	7.3%	$562.4
Jared	2.3%	5.6%	7.9%	—	7.9%	$280.0

National brands	3.6%	3.9%	7.5%	—	7.5%	$842.4
Regional brands	(2.1)%	(14.8)%	(16.9)%	—	(16.9)%	$61.1

US	3.2%	2.2%	5.4%	—	5.4%	$903.5

Other	—	NM	NM	—	NM	$0.9

H.Samuel	3.3%	(2.4)%	0.9%	9.0%	9.9%	$78.8
Ernest Jones	5.0%	0.8%	5.8%	9.4%	15.2%	$72.9

UK	4.1%	(0.9)%	3.2%	9.2%	12.4%	$151.7

Signet	3.3%	1.7%	5.0%	1.3%	6.3%	$1,056.1

1.	Based only on stores operated for 12 months.

2.	Includes all sales from stores not open or owned for 12 months.

3.	Non-GAAP measure.

4.	Includes 20 stores that were converted from regional brands, which consist of 18 Jared Vaults, which operate in outlet centers, and two Jared concept test stores. Reported sales in the prior year have been reclassified to align with current year presentation.

5.	Includes sales from Signet’s diamond sourcing initiative. NM - not meaningful.

6.	Includes stores selling under the Leslie Davis nameplate.

First Quarter Fiscal 2015 Selected Financial Highlights:

Gross margin was $407.2 million or 38.6% of sales compared to $382.8 million or 38.5% of sales in the first quarter Fiscal 2014.

·	Gross margin dollars in the US increased by $19.3 million compared to first quarter Fiscal 2014 and increased as a percentage of sales by 10 basis points, reflecting higher sales and primarily the impact of lower gold prices on average commodity costs. This benefit was partially offset by the recognition of gold hedge losses incurred in Fiscal 2014 and lower gold spot prices that reduced the recovery on trade-ins and inventory. The US net bad debt expense to US sales ratio was consistent with the prior year first quarter at 2.5%, with the credit portfolio continuing to perform strongly.

·	In the UK, gross margin dollars increased $5.4 million compared to first quarter Fiscal 2014 and increased as a percentage of sales by 70 basis points. The increase in the gross margin rate was primarily a result of higher sales and store occupancy savings associated with store closures and rent negotiations, partially offset by planned promotional activity.

Selling, general and administrative expenses (“SGA”) were $310.5 million (first quarter Fiscal 2014: $287.0 million) or 29.4% of sales. The increase in SGA as a percentage of sales is primarily due to $8.4 million of pre-acquisition transaction costs associated with legal, tax, accounting and consulting expenses incurred with the announced potential acquisition of Zale. Excluding these pre-acquisition transaction costs, SGA was $302.1 million and as a percentage of sales was 28.6% compared to 28.9% in the prior year first quarter. The primary reason for the dollar increase in SGA expenses over the prior year comparable period was due to higher advertising expense of $10.2 million due to timing of production costs and higher store staff costs that flexed with sales.

Other operating income was $54.0 million (first quarter Fiscal 2014: $47.0 million), up $7.0 million or 14.9%. This increase was primarily due to higher interest income earned from higher outstanding receivable balances. Operating income was $150.7 million or 14.3% of sales (first quarter Fiscal 2014: $142.8 million or 14.4% of sales). Excluding the $8.4 million of pre-acquisition transaction costs, operating income was $159.1 million or 15.1% of sales.

·	The US division’s operating income was $166.3 million (first quarter Fiscal 2014: $152.8 million), or 18.4% of sales.

·	The UK division’s operating income was $0.0 million (first quarter Fiscal 2014: $4.1 million loss).

·	Operating loss of the Other operating segment, which includes unallocated corporate administrative costs and the costs of Signet’s diamond sourcing initiative, was $15.6 million compared to $5.9 million in the prior year first quarter with the increase primarily attributed to the pre-acquisition transaction costs of $8.4 million described above.

Net interest expense was $1.8 million compared to $0.9 million in the prior year first quarter. The increase in interest expense is due to $0.8 million of pre-acquisition financing costs associated with Signet’s $800 million 364-day unsecured bridge facility.

Income tax expense was $52.3 million (first quarter Fiscal 2014: $50.1 million), an effective tax rate of 35.1% (first quarter Fiscal 2014: 35.3%), primarily due to a higher proportion of profits earned outside the US which are subject to lower tax rates, offset by an increase in the amount of expenses that are non-deductible for tax purposes primarily relating to the pre-acquisition transaction costs.

Net income was $96.6 million (first quarter Fiscal 2014: $91.8 million).

Diluted earnings per share were $1.20. Excluding the pre-acquisition transaction and financing costs of $7.3 million net of tax, adjusted diluted earnings per share were $1.29 compared to $1.13 in the first quarter of Fiscal 2014, an increase of 14.2%.

The weighted average diluted number of common shares outstanding was 80.3 million compared to 81.3 million in the first quarter Fiscal 2014.

Balance Sheet and Other Highlights at May 3, 2014:

Cash and cash equivalents were $249.1 million compared to $263.7 million as of May 4, 2013 due to higher earnings offset principally by share repurchases, dividends and capital spending.

Signet repurchased 126,468 shares in the first quarter Fiscal 2015 at an average cost of $102.10 per share. As of May 3, 2014, $282.5 million remained available under Signet’s 2013 share repurchase authorization program. Net accounts receivable were $1,308.2 million, up 13.0% compared to $1,157.5 million as of May 4, 2013. In the US the credit participation rate was 58.1% in the first quarter Fiscal 2015 compared to 57.7% in the first quarter

Fiscal 2014. The primary reasons for the increase in net accounts receivable were higher sales and the increase in the credit participation rate.

Net inventories were $1,523.9 million, up 6.8% compared to $1,426.4 million as of May 4, 2013 and up 5.3% excluding the impact of foreign currency translation. The increase was primarily due to increases in: UK inventory of $22.3 million due to the impact of foreign currency translation (UK inventory decreased in local currency); new store inventory of $19.4 million; diamond sourcing initiative inventory of $16.7 million; and sales growth initiatives of $39.1 million. Net inventories increased 2.4% compared to $1,488.0 million as of February 1, 2014.

On May 3, 2014, Signet had 1,969 stores, consisting of the following:
					National
	Kay	Kay	Kay		Brands		US		Signet
Store Count	Mall	Off-mall	Total	Jared¹	Subtotal	Regionals¹	Total	UK	Total

Feb 1, 2014	768	287	1,055	203	1,258	213	1,471	493	1,964
Openings	2	9	11	1	12	-	12	-	12
Logo conversion	-	-	-	20	20	(20)	-	-	-
Closures	(4)	(1)	(5)	-	(5)	(2)	(7)	-	(7)

May 3, 2014	766	295	1,061	224	1,285	191	1,476	493	1,969

1.	Includes 20 stores that were converted from regional brands, which consist of 18 Jared Vaults, which operate in outlet centers, and two Jared concept test stores.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET (1:30 p.m. BST and 5:30 a.m. PT) and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

Dial-in:

+1 (847) 585 4405

Access code: 37361581

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement

Signet Jewelers Limited is the largest specialty jewelry retailer in the US and UK. Signet's US division operates over 1,400 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet's UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk. This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the ability to complete the acquisition of Zale, the ability to obtain Zale stockholder approval, the potential impact of the announcement and consummation of the Zale acquisition on relationships, including with employees, suppliers, customers and competitors and any related impact on integration and anticipated synergies, the impact of stockholder litigation with respect to the Zale acquisition, and our ability to successfully integrate Zale’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2014 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 27, 2014. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Zale by Signet. In connection with the proposed acquisition, Zale has filed relevant materials with the SEC, including Zale’s definitive proxy statement. Zale shareholders are urged to read all relevant documents filed with the SEC, including Zale's proxy statement, because they contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, or for free from Zale by contacting Zale Investor Relations by phone at (972) 580-4391 or by email at ir@zalecorp.com.

________________________________________

Participants in the Solicitation

Signet, Zale and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from Zale stockholders in favor of the proposed transaction. Information about Signet’s directors and executive officers is set forth in Signet’s Proxy Statement on Schedule 14A for its 2014 Annual Meeting of Shareholders, which was filed with the SEC on April 29, 2014. Information about Zale's directors and executive officers is set forth in Zale’s Proxy Statement on Schedule 14A for its 2013 Annual Meeting of Stockholders, which was filed with the SEC on October 2, 2013, and its Annual Report on Form 10-K for the fiscal year ended July 31, 2013, which was filed with the SEC on September 27, 2013. Information concerning the interests of Zale's participants in the solicitation, which may, in some cases, be different than those of Zale's stockholders generally, is set forth in the materials filed by Zale with the SEC, including the proxy statement relating to the proposed transaction.

Contacts:
Investors:	James Grant, VP Investor Relations, Signet Jewelers	+1	(330)	668-5412
Press:	Alecia Pulman, ICR, Inc.	+1	(203)	682-8224

Condensed Consolidated Income Statements
(Unaudited)

	13 weeks ended
	May 3,	May 4,
(in millions, except per share amounts)	2014	2013

Sales	$1,056.1	$993.6
Cost of sales	(648.9)	(610.8)

Gross margin	407.2	382.8
Selling, general & administrative expenses	(310.5)	(287.0)
Other operating income, net	54.0	47.0

Operating income	150.7	142.8
Interest expense, net	(1.8)	(0.9)

Income before income taxes	148.9	141.9
Income taxes	(52.3)	(50.1)

Net income	$96.6	$91.8

Earnings per share – basic	$1.21	$1.14
– diluted	$1.20	$1.13

Weighted average common shares outstanding – basic	79.9	80.8
– diluted	80.3	81.3

Condensed Consolidated Balance Sheets
(Unaudited)

	May 3,	Feb 1,	May 4,
(in millions, except par value per share amount)	2014	2014	2013

Assets

Current assets:
Cash and cash equivalents	$249.1	$247.6	$263.7
Accounts receivable, net	1,308.2	1,374.0	1,157.5
Other receivables	47.1	51.5	40.2
Other current assets	91.0	87.0	81.8
Deferred tax assets	2.7	3.0	2.3
Income taxes	10.7	6.5	10.1
Inventories	1,523.9	1,488.0	1,426.4

Total current assets	3,232.7	3,257.6	2,982.0

Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $816.3,	494.0	487.6	429.9
$788.1 and $737.5, respectively
Other assets	120.3	114.0	107.2
Deferred tax assets	114.8	113.7	124.9
Retirement benefit asset	59.8	56.3	50.3

Total assets	$4,021.6	$4,029.2	$3,694.3

Liabilities and Shareholders’ equity

Current liabilities:
Loans and overdrafts	$8.8	$19.3	$5.7
Accounts payable	163.1	162.9	176.8
Accrued expenses and other current liabilities	293.8	328.5	269.4
Deferred revenue	174.4	173.0	157.6
Deferred tax liabilities	123.9	113.1	145.6
Income taxes	32.2	103.9	64.5

Total current liabilities	796.2	900.7	819.6

Non-current liabilities:
Deferred tax liabilities	2.7	\	1.0
Other liabilities	121.6	121.7	113.3
Deferred revenue	457.3	443.7	415.9

Total liabilities	1,377.8	1,466.1	1,349.8

Commitments and contingencies
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 80.2 shares
outstanding (Feb 1, 2014: 80.2 shares outstanding; May 3, 2014: 80.9	15.7	15.7	15.7
shares outstanding)
Additional paid-in capital	258.8	258.8	242.0
Other reserves	235.2	235.2	235.2
Treasury shares at cost: 7.0 shares (Feb 1, 2014: 7.0 shares; May 3,	(362.3)	(346.2)	(297.7)
2014: 6.3 shares)
Retained earnings	2,660.2	2,578.1	2,338.7
Accumulated other comprehensive loss	(163.8)	(178.5)	(189.4)

Total shareholders’ equity	2,643.8	2,563.1	2,344.5

Total liabilities and shareholders’ equity	$4,021.6	$4,029.2	$3,694.3

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	13 weeks ended
	May 3,	May 4,
(in millions)	2014	2013

Cash flows from operating activities
Net income	$96.6	$91.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	28.0	25.6
Pension benefit	(0.6)	(0.1)
Share-based compensation	3.2	3.0
Deferred taxation	9.4	1.9
Excess tax benefit from exercise of share awards	(7.7)	—
Facility amendment fee amortization and charges	1.0	0.1
Other non-cash movements	(0.6)	(0.2)
Changes in operating assets and liabilities:
Decrease in accounts receivable	66.2	47.6
Increase in other receivables and other assets	(1.7)	(5.5)
Decrease in other current assets	0.5	4.5
Increase in inventories	(19.9)	(54.7)
(Decrease) increase in accounts payable	(4.2)	18.3
Decrease in accrued expenses and other liabilities	(42.9)	(51.3)
Increase in deferred revenue	14.9	8.0
Decrease in income taxes payable	(68.0)	(42.4)
Pension plan contributions	(1.1)	(1.8)
Effect of exchange rate changes on currency swaps	0.4	0.3

Net cash provided by operating activities	73.5	45.1

Investing activities
Purchase of property, plant and equipment	(28.1)	(23.2)

Net cash used in investing activities	(28.1)	(23.2)

Financing activities
Dividends paid	(12.0)	(9.8)
Proceeds from issuance of common shares	1.0	5.0
Excess tax benefit from exercise of share awards	7.7	—
Repurchase of common shares	(11.4)	(50.1)
Net settlement of equity based awards	(15.3)	(9.1)
Payment of debt issuance costs	(3.0)	—
Proceeds from (repayment of) short-term borrowings	(10.5)	5.7

Net cash used in financing activities	(43.5)	(58.3)

Cash and cash equivalents at beginning of period	247.6	301.0
Increase (decrease) in cash and cash equivalents	1.9	(36.4)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(0.9)

Cash and cash equivalents at end of period	$249.1	$263.7